Exhibit (c)(12)

Goldman
Sachs
INVESTMENT BANKING DIVISION
Project Baseball Discussion Materials
Goldman, Sachs & Co.
October 28, 2016
Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

Goldman
Sachs
Discussion Topics
INVESTMENT BANKING DIVISION
1. Background on Goldman Sachs
Introduction to Global GS Team
M&A, Raid Defense, Cross Border and Squeeze-out Transaction Credentials
2. Review of Braves Proposal
Public View of Transaction – First Impression
Closer Look at Transaction – Timing of Braves Offer and Implied Transaction Premia
Proposed Transaction Multiple in Context, Including Potential Additional Drivers of Value
Assessment of Current Market Expectations
Preliminary Accretion / Dilution and Braves Ability to Pay
3. Lessons Learned from Comparable Situations
Analysis of Precedent Squeeze-Out Transactions
Recommended Work Plan
Summary of Critical Valuation Analyses
Key Financial Items for Further Due Diligence
Review of Key Shareholder / Structuring Items
Appendix A: Detailed Background on Precedent Squeeze-Outs
Appendix B: Additional Shareholder Considerations
Appendix C: Tobacco Sector Landscape

Goldman Sachs
1 Highly Seasoned Core Investment Banking Leadership Team
INVESTMENT BANKING DIVISION
Jo Natauri Managing Director Responsible for coverage of large, multinational companies across healthcare and consumer sectors
Serves on Firmwide Partnership Committee
Joined GS in 2006 and was named managing director in 2008 and partner in 2012
Royals Relationship
19 years of investment banking experience Prior M&A experiences at Deutsche Bank and CSFB Corporation
Tim Ingrassia Co-Chairman of GS’ Global M&A Group Managing Director
Active coverage of clients across consumer, retail, healthcare, media and communications sectors
Co-Chairman of Global M&A Joined GS as an analyst in 1986 in the M&A department within IBD
30 years of investment banking experience
Prior roles include Americas head of M&A, global head of Consumer Retail Group, Co-COO Communications, Media and Entertainment Group in IBD
Selected Transaction Experience
Sale of inVentiv to Advent and THL (undisclosed)
Sale of Athena Diagnostics to Quest ($1bn)
Sale of Pall Corporation to Danaher ($14bn)
Immucor with respect to activism initiated by Jana Partners and subsequent sale to TPG ($2bn)
Schering-Plough response to unsolicited bid from Merck ($45bn) Reynolds American investment grade financing ($9bn) ScheringPlough acquisition of Organon BioSciences ($14bn) PepsiCo investment grade financing ($4.5bn) Becton Dickinson acquisition of CareFusion ($12bn) Becton Dickinson investment grade financing ($6bn) Hologic acquisition of Gen Probe ($4bn)
Endo Pharmaceuticals equity financing ($2bn) Sale of Par to TPG ($12bn) Schering-Plough Euro financing ($11bn)
Sale of Covance to LabCorp ($6bn) Agilent with respect to activism by Relational ($13bn) Spin-off of Agilent Technologies from Keysight ($6bn) Hologic acquisition of Third Wave ($1bn) Carlyle Group acquisition of Johnson & Johnson Ortho-Clincal diagnostics ($4bn) Thermo Fisher divestiture of Cole-Parmer ($1bn) Sale of Conceptus to Bayer ($1bn) Sale of Phadia to Thermo Fisher ($4bn) Hologic acquisition of Cytyc ($7bn) Sale of Millipore to Merck ($7bn) Sale of Pharmaceutical Product Development to Carlyle Group / Hellman & Friedman (Undisclosed)
Selected Transaction Experience
Anheuser Busch response to unsolicited bid from Inbev ($55bn) Procter & Gamble’s spin/merger of its Beauty business into Coty Inc. ($12.5bn) Syngenta response to unsolicited bid from Monsanto ($47bn) and pending sale to ChemChina ($43bn) Immucor with respect to activism initiated by Jana Partners and subsequent sale to TPG ($2bn) Schering-Plough response to unsolicited bid from Merck ($45bn) Energy Transfer’s proposed merger with Williams Company ($33bn) Sale of White Wave to Danone ($12bn)
Sale of Covidien to Medtronic ($48bn) Cadbury Schweppes response to unsolicited bid from Kraft ($18bn) Hologic acquisition of Gen Probe ($4bn) Procter & Gamble with respect to activism initiated by Pershing Square ($230bn) Hillshire Foods response to unsolicited bids and sale to Tyson ($10bn) Amgen with respect to activism initiated by Third Point ($120bn) ConAgra with respect to activism initiated by Jana ($25bn) Vulcan Materials response to unsolicited bid from Martin Marrieta ($5bn) Sale of Safeway to Albertsons/Cerberus ($9bn) Mylan with respect to unsolicited bid from Teva ($40bn) and offer for Perrigo ($26bn) Sale of Safeway’s Canadian operations to Empire/Sobeys ($6bn) Newell Brands acquisition of Jarden ($20bn) Human Genome Sciences response to unsolicited bid from GSK ($4bn) Charter Communications cumulative acquisitions of Time Warner Cable and Brighthouse Networks ($90bn) Sale of Procter & Gamble’s Duracell Assets to Berkshire Hathaway ($5bn) Chiquita on its response to unsolicited bid from Cutrale ($1bn)
Background on Goldman Sachs 2

Goldman Sachs

INVESTMENT BANKING DIVISION

1 Royals' Goldman Sachs Team


Senior Leadership
Jo Natauri
Head of Royals Client Coverage
jo.natauri@gs.com
212-357-9463
Tim Ingrassia
Co-Chairman Global M&A
tim.ingrassia@gs.com
212-902-5186
Steven Barg
Co-Head M&A Shareholder Advisory
steven.barg@gs.com
212-902-4825
M&A / Shareholder Capital Markets
Troy Broderick
Vice President
troy.broderick@gs.com
212-902-1263
Neil Rudisill
Vice President
neil.rudisill@gs.com
212-902-8146
M&A Coverage / Execution
Zachary Eckler
Vice President
zachary.eckler@gs.com
212-902-4052
Adam Kulik
Associate
adam.kulik@gs.com
212-902-1178
Equity Capital Markets
Gabe Gelman
Americas Head Consumer ECM
gabriel.gelman@gs.com
212-357-9392
Richard Cormack
Co-Head Europe ECM
richard.cormack@gs.com
44(20)-7774-9615
Global Tobacco Sector Coverage / UK M&A
Mark Sorrell
Head of EMEA M&A
mark.sorrell@gs.com
44(20)7774-4390
Sushil Bathija
Head of Asia Tobacco Coverage
sushil.bathija@gs.com
852-2978-6096
Asad Ali
Head of Europe Tobacco Coverage
asad.ali@gs.com
44(20)-7552-4890
Investment Grade Capital Markets & Credit Advisory
Marc Schaffer
Managing Director
marc.schaffer@gs.com
212-855-9038
Oliver Sedgwick
Head of European Debt Capital Markets
oliver.sedgwick@gs.com
44(20)-7552-9912
Russel Pomerantz
Credit Advisory
russell.pomerantz@gs.com
212-902-3574

Background on Goldman Sachs

3

Goldman Sachs
1 Goldman Sachs Ranks #1 in Global M&A
INVESTMENT BANKING DIVISION
Global M&A (2010-2016 YTD)
$5,491 27.6% GS
2679 deals $4,405 22.1%
MS 2415 deals 20.4%
JPM $4,059 2129 deals 17.6%
BAML $3,503 1650 deals 14.7%
Citi $2,921 1655 deals
Market Share
$0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000
($ in billions)
Global M&A (2016 YTD)
$618 25.8%
GS 234 deals $486 20.3%
MS 228 deals 16.5%
JPM $397 229 deals 16.2%
BAML $389 152 deals 15.5%
CS $372 163 deals
Market Share
$0 $100 $200 $300 $400 $500 $600 $700
($ in billions)
Global M&A (2000-2016 YTD)
2000 -
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015
2016 YTD 2016 YTD
Goldman Sachs 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1
Morgan Stanley 2 3 4 3 5 2 2 2 6 2 2 2 2 3 2 2 2 2
JP Morgan 6 4 2 4 3 3 3 3 2 3 3 3 3 2 3 3 3 3
BoA Merrill Lynch 4 2 6 2 4 4 5 4 4 5 7 5 5 4 4 4 4 4
Citi 5 6 3 5 2 5 4 5 3 4 8 6 4 8 5 5 9 5
Credit Suisse 3 5 5 9 11 8 6 7 8 5 4 4 6 9 9 6 5 6
UBS 8 8 10 7 10 6 7 6 6 7 6 10 7 6 10 11 8 7
Deutsche Bank 12 7 8 8 7 7 8 8 7 9 5 8 8 7 8 9 11 8
Barclays 11 13 12 10 9 10 10 9 9 9 10 7 4 5 6 8 6 9
Lazard 9 10 7 6 6 9 9 12 10 8 9 10 10 10 7 7 10 10
Source: Thomson Reuters and Dealogic. 2016 YTD as of 30 Sep
Note: Reflects league table as of the end of each respective calendar year
Background on Goldman Sachs 4

Goldman
Sachs
1 Goldman Sachs is the Leading Advisor for Complex Situations
INVESTMENT BANKING DIVISION
U.S. Raid Defense (2010 – 2016 YTD)
# of Defenses / Rank
Value, Including Net
Debt of Targets
37 $325 15 $188 13 $172 12 $170 10 $175 9 $81
Selected Squeeze-Out Credentials
On 65% acquisition of On 62% acquisition of On 12% acquisition of On 23% acquisition of
$4.3 billion; Pending
$1.2 billion; Sep. 28, 2013
$785 million; May 26, 2011 $12.1 billion; Apr. 8, 2011
On 57% sale to
On 43% acquisition of
On 48% sale to
On 76% acquisition of On 65% acquisition of
$4.3 billion; $35.9 billion; $46.7 billion; $1.9 billion; $2.5 billion;
Feb 26, 2010 Feb 12, 2010 Mar 26, 2009 Jan 30, 2009 Jan 1, 2009
LVB Acquisition Inc
On 18% acquisition of On 43% acquisition of On 71% acquisition of On 58% acquisition of On 18% acquisition of
$2.1 billion; $3.2 billion; $7.5 billion; $6.6 billion; $7.1 billion;
Sep 25, 2007 Apr 20, 2007 Jun 26, 2006 Apr 20, 2006 Mar 21, 2005
Selected Cross Border Raid Defense Credentials $46.5 billion $45.7 billion $6.2 billion $2.8 billion $18.8 billion $11.1 billion $21.4 billion bid from bid from bid from bid from bid from bid from bid from
$43.2 billion $6.5 billion $67 billion $46.4 billion $3.0 billion $98 billion bid from bid from bid from bid from bid from bid from
Source: Thomson Financial Date, 01-Jan-2010 – 31-May-2016; excludes deal jumps. Squeeze-out include deals >$1bn, 2005 – present. 5
Goldman Sachs Morgan Stanley J.P.Morgan Bank of America Merrill Lynch LAZARD BARCLAYS citi Credit Suisse Deutsche Bank HOULIHAN LOKEY RIVER STONE TALEN ENERGY FIAT INDUSTRIAL CNH DSW DESIGNER SHOE WAREHOUSE RETAIL NOVARTIS Alcon PEPSI AMERICAS PEPSICO BNSF Berkshire Hathaway INC. Genentech Roche Banco Santander Sovereign Bancorp Nationwide Nationwide Financial BIOMET Bank Banknorth Sprint NEXTEL Partners INC NOVARTIS CHIRON News Corporation syngenta MONSANTO Allergan VALEANT illumina Roche HUMAN GENOME SCIENCES gsk GlaxoSmith genzyme sanofi aventis NYSE Euronext HOCHTIEF ICE Cadbury kraft foods PotashCorp EQUINOX MINERALS LIMITED ANGLO AMERICAN xstrata !nBev VENTANA Roche ABN-AMRO The Royal Bank of Scotland Selected U.S. Raid Defense Credentials OSHKOSH $3.0 billion bid from ICAHN Vulcan Materials Company $4.7 billion bid from Martin Marrietta Materials FERRO $0.6 billion bid from A. Schulman Compuware $2.4 billion bid from Elliott Temple-Inland $3.3 billion bid from INTERNATIONAL PAPER DOLLAR Thrifty $2.1 billion bid from Hertz MACERICH $16.8 billion bid from SIMON Aaron’s $2.1 billion bid from Vintage Capital GGP $27.5 billion bid from SIMON COLE $9.7 billion bid from AR Southern Union $4.9 billion bid from Williams TRW $12.0 billion bid from NORTHROP GRUMMAN

Goldman Sachs

2 Public View of Transaction – First Impression

$ in millions, except per share data

INVESTMENT BANKING DIVISION

	Standalone Braves	Standalone Royals	Pro Forma Implied By 20-Oct-16	Pro Forma Implied By 27-Oct-16
Cash Offer Per Share			$ 24.13	$ 24.13
Exchange Ratio			0.5502 x	0.5502 x
Undisturbed Share Price / Implied Transaction Share Price	£ 48.03	$ 47.17	$ 56.50	$ 55.02
Premium To Undisturbed Price (20-Oct-2016)			19.8 %	16.6 %
Illustrative Equity Value	£ 89,758	$ 67,464	$ 80,811	$ 78,695
Enterprise Value	£ 108,188	$ 78,684	$ 92,031	$ 89,915
Enterprise Value / LTM EBITDA	14.1 x	13.8 x	16.1 x	15.7 x
Enterprise Value / 2016E EBITDA	12.4	13.2	15.5	15.1
Enterprise Value / 2017E EBITDA	11.0	12.3	14.3	14.0
2016E P / E	18.9 x	20.5 x	24.5 x	23.9 x
2017E P / E	16.1 x	18.4 x	22.0 x	21.5 x
Royals Shareholders			19.6 %	19.6 %
Braves Shareholders			80.4 %	80.4 %

The New York Times

Tobacco Giant Royals American Unlikely to Get a Sweeter Offer

October 21, 2016

"British American Tobacco is offering $47 billion for the 58 percent of the Camel cigarette maker that it does not already own. **At an enterprise value of 16x the last 12 months' EBITDA, that is a decent price**…British American Tobacco's offer is worth $56.50 a share based on Thursday's closing prices. **That is around a 20% premium to where Royals' stock traded before the bid was announced**. That is no knockout, but because the two companies have long been considered likely merger partners, some kind of takeover premium may have already been baked into the target's worth."

Source: Bloomberg, IBES, New York Times
Note: Multiples based on Wall Street Research estimates. Assumes USD / GBP FX rate of 1.2250x as of 20-Oct-16 and 1.2177x as of 27-Oct-16

Review of Braves Proposal 6

Goldman Sachs | INVESTMENT BANKING DIVISION

2 Closer Look – Timing of Braves Offer

Selected Elements from the Braves Proposal

- "The proposal is earnings accretive in the first full year, including modest cost synergies and is expected to result in an accretive dividend per share for shareholders."
- "The cost synergies associated with the proposed merger are estimated by Braves to be relatively modest at around $400 million, however this would need to be verified following engagement with Royals."
- "The combined company would maintain a strong financial profile, with a target of maintaining a solid investment grade credit rating and enhanced cash generation."

Research Analyst Perspectives

"**Braves' timing was clearly opportunistic, as Royals' shares had pulled back 12% from its all-time high in early July**. What is more, by making an offer on LTM EBITDA as of 3Q16, **Braves is also not giving Royals' shareholders credit for the total cost savings from the LO acquisition**."
– Cowen, 23-Oct-16

"[We believe] the 3% synergies would come from **Procurement ($200mm)**, **SG&A savings ($150mm)**, **Japan production control ($30mm)** and **Canada production control ($20-$30mm)**."
– Bank of America Merrill Lynch, 24-Oct-2016

"We see a **relatively high likelihood of the transaction ultimately closing at a modestly higher price** for a few reasons: (i) We assume Braves would have approached this proposal with a strong intent to complete a transaction with minimal disruption and benefits to both parties' shareholders; (ii) Braves' 42% ownership reduces the likelihood of a competitive bidder, providing Royals with only moderate negotiating leverage; and (iii) As in most acquisition scenarios, we find it unlikely that Braves would have initially approached its target with its "best and final" offer."
– Morgan Stanley, 21-Oct-2016

Analysis of Royals Trading Over Time



$58
$56
$54
$52
$50
$48
$46
$44
Stock Price
Jan-2016
Mar-2016
Apr-2016
Jun-2016
Aug-2016
Oct-2016
$ 56.50
$ 54.48
$ 48.97
$ 47.17
Offer Premium to 16-Week High: 3.7%
Offer Premium to 6-Month Average: 15.4%
Offered Premium: 19.8%
Royals Closing Stock Price
Royals 16-Week Intra-Day High Stock Price
Offer Price at 20-Oct-2016
6 Month Average Price

Source: CapIQ, Bloomberg, Company filings, Press Releases, Wall Street Research

Review of Braves Proposal 7

Goldman Sachs
2 Closer Look - Implied Transaction Premia
Current Braves Proposal INVESTMENT BANKING DIVISION
20-Oct-16
Volume Weighted 6 Month Average1
23-Jun-16 (Pre-Brexit)
5-Jul-16 (July High)2
Braves Share Price £ 48.03 £ 46.02 £ 42.76 £ 50.35
(x) USD / GBP 1.2250 x 1.3542 x 1.4800 x 1.3048 x
(x) Exchange Ratio 0.5502 x 0.5502 x 0.5502 x 0.5502 x
Implied Equity Value / Share $32.37 $34.29 $34.82 $36.15
Cash / Share $24.13 $24.13 $24.13 $24.13
Implied Offer Value / Share $56.50 $58.42 $58.95 $60.28
Implied Royals Equity Value $80,811 $83,550 $84,305 $86,209
Royals Enterprise Value $92,031 $94,770 $95,525 $97,429
Royals Premium
20-Oct-16
$47.17
20%
Volume Weighted 6
$49.87
17%
Month Average1
Pre-Brexit
$50.84
16%
July High2
$54.48
11%
Source: CapIQ, market data as of 20-Oct-2016.
¹ Calculated as daily closing share price weighted by daily volume.
² Reflects Royals high on 5-Jul-2016 (Braves high was 6-Jul-2016).
Review of Braves Proposal 8

Goldman
Sachs
2 Proposed Transaction Multiple in Context, Including Additional Drivers of Value
($ in millions)
INVESTMENT BANKING DIVISION
Initial LTM EBITDA Multiple
Run Rate Lorillard Synergies1
100% Synergies for 58% of Business
~ $500mm Incremental Potential Synergies2
Additional Growth, Synergies, Time Value of Money
EV: $92,031
EV: $92,031
58% EV: $53,194
58% EV: $53,194
58% EV: $53,194
÷ ÷ ÷ ÷ ÷
+ + + +
58% LTM Run Rate EBITDA:
LTM EBITDA:
LTM EBITDA:
Synergized EBITDA:
Grossed Up EBITDA:
$5,719
$5,719
$3,660
$4,060
$4,770
Additional Growth, Synergies, Time Value of Money:
Run Rate
$500mm
EBITDA
$613
100%
$400
Grossed-Up
$710
?
Synergies:
Adjustment1:
Synergies2:
16.1 x
14.5 x
13.1 x
11.2 x
Multiple at 2017 Transaction Close:?
Source: Wall Street Research and market data as of 20-Oct-2016
1 Lorillard synergies estimated based on management’s stated $300mm run rate synergies after Q2 2016 and $800mm from Q4 2016 onwards.
2 $500mm tax efficiencies grossed up to “pre-tax” value using effective tax rate of 29.6%.
Review of Braves Proposal 9

Goldman
Sachs
2 Assessment of Current Market Expectations
INVESTMENT BANKING DIVISION
Probability-Implied Price Bump (30-Jun-17 Close)1
Implied Bid Value
$58.97
Current
7.2% Bump to
Royals Price
Current Bid
$54.26
Revert to
Undisturbed Value
$47.17
65% Deal Closes
35% Deal Fails
Assumed
Implied Eventual
% Bump to
Probability of Deal
Bid Value
Current Bid Value
55.0%
$61.03
10.9%
60.0%
$59.91
8.9%
65.0%
$58.97
7.2%
70.0%
$58.16
5.7%
75.0%
$57.46
4.4%
Implied Price Bump Over Time2
9.0% 8.5% 8.0% 7.5% 7.0% 6.5% 6.0% 5.5% 5.0% 4.5% 4.0%
5.1% 8.7% 7.8% 7.4% 7.2%
21-Oct 24-Oct 25-Oct 26-Oct 27-Oct
Source: Bloomberg; market data as of 27-Oct-16
Note: (1) Undisturbed Royals value defined as share price on 20-Oct-16. (2) Current Braves bid valued at $55.02 per Royals share. (3) Royals is expected to pay a $0.46 quarterly dividend to shareholders of record in the second week of December 2016, March 2017, and June 2017. Braves is expected to pay a GBP 1.11 final dividend to shareholders of record in the third week of March 2017.
1 Assumes an annual equity return of 6.0% and three $0.46 Royals dividends paid before deal close.
2 Assumes constant probability of deal close (65%), closing date of 30-Jun-17, and constant currency.

Goldman
Sachs
2 Preliminary Braves Accretion / Dilution and Incremental Capacity to Pay
Based on Wall Street Research Estimates
INVESTMENT BANKING DIVISION
Current Offer -
$ 56.50 Per Share
Cash / Share
$24.13
Exchange Ratio
0.5502 x
Implied Equity / Share
$32.37
2018 Accretion
5.7%
Adj Debt / EBITDA (Including $400mm Synergies)1
4.1 x
Preliminary Estimated Credit Rating
Mid-BBB
Illustrative 10 % Offer Increase - $62.15 Per Share
50% Cash / 50%
Cash Increase
Stock Increase
Stock Increase
$29.78
$26.96
$24.13
0.5502 x
0.5982 x
0.6462 x
$32.37
$35.20
$38.02
4.3%
3.0%
2.1%
4.5 x
4.3 x
4.1 x
Low / Mid-BBB
Mid-BBB
Mid-BBB
2018 Accretion With $ 500mm Additional Tax Synergies 9.8% 8.4% 7.4%
Source: Wall Street Research, CapIQ as of 20-Oct-2016
Note: Assumes interest rates of 2.85%, 3.05% and 3.10% at 4.1x, 4.3x and 4.5x leverage levels respectively, $400mm stated synergies fully implemented in 2018. Additional synergies accretion represents illustrative estimate of $500mm in additional post-tax synergies and other tax efficiencies. Assumes GBP / USD FX rate of 1.225. Assumes $1bn existing cash used in transaction and financing fees of 1% of new debt issued.
1 For Adjusted Leverage calculation, EBITDA adjusted $167mm for pension liabilities and $431mm for run rate Lorillard synergies. Debt adjusted $2,077mm for pension liabilities per Moody’s.
Review of Braves Proposal 11

Goldman
Sachs
3 Lessons Learned from Precedent Squeeze Out Transactions
INVESTMENT BANKING DIVISION
Illustrative Timeline from Precedents
Initial Offer Announcement
3 months First Price Increase Announced Final Merger Agreement Announced
6 months Close of Transaction
9 months
Summary Statistics from Precedent Squeeze Out Transactions
Criteria
US targets
>$1bn transaction value
Acquiror ownership of Target >15%
Completed or pending transactions
29 transactions
Average
Average Premium to Initial Offer1 17.4%
Average Total Increase in Offer Price 11.1%
Average Premium to Final Offer1 30.1%
Average No. of Price Bumps 1
Average Time to First Price Bump ~3 months
Average Time to Close ~6 months
Source: Thomson Reuters
1 Premium calculations are determined using the offer price relative to the undisturbed price (T-1).

Goldman
Sachs
3 Recommended Work Plan
INVESTMENT BANKING DIVISION
Key Advisory Items
Perform detailed due diligence on offer and analyze key value drivers
Review stand-alone valuation, potential sources of value and implications of a transaction Provide view on Braves offer and engage with Board on alternatives
Provide recommendation and assist in determining appropriate path forward
Near-Term Action Items for Royals
Develop external communication plan and influence public dialogue
Monitor and listen to clues from the market / assess investor objectives
Progress diligence and review of valuation alternatives
Determine timing and nature of response to Braves
Note: tactical considerations may influence choice of public vs. private negotiation
“We recognize that under the Governance Agreement, the proposed merger between Braves and Royals will require the approval of the independent directors of Royals not designated by Braves (the “Other Directors”).
Braves will not pursue this Proposal without this endorsement of the Royals Board”
- Braves letter to Board, 20-Oct-2016
Royals Board has complete discretion to block, endorse or negotiate a different deal
Lessons Learned from Comparable Situations 13

Goldman
Sachs
3 Summary of Critical Valuation Analyses
INVESTMENT BANKING DIVISION
Summary of Analysis
Key Considerations
Valuation of Royals Standalone Plan
Valuation analytics based on a DCF and current/future share prices
— Wall Street research consensus estimates
— Management standalone projections plan plus any identifiable upside opportunities that may not be reflected in base plan
— Management standalone projections plan plus financial initiatives (e.g. levered recapitalization)
Assessment of Additional Sources of Value
Magnitude and timing of operational synergies between Royals and Braves
Analysis of additional tax efficiencies achieved through proposed combination
Identification of other potential sources of value not previously identified (growth, timing, etc.)
Combination Analysis With Braves
Accretion / dilution and Braves ability to pay analysis (including impact of any changes to pro forma credit rating)
Expected pro forma “NewCo” trading value for Royals shareholders
Impact of transaction on shareholder base, flow back and taxation considerations
Value of offer based upon
— Previous transactions
— Historical and current trading
Investor communications regarding value of standalone projections plan
Incremental debt capacity for share repurchases, dividends and business development alternatives
Value creation opportunities previously presented to Braves from Board representation?
Potential savings from tax structuring (rate, dividends, etc.)
Additional operational overlaps between Braves and Royals
Braves pro forma credit ratings and adjusted leverage based on debt capacity and cash flow generation
Impact of IFRS vs GAAP financial reporting
Optimal level of Braves ownership for Royals shareholders
Transaction closing date relative to timing of Braves and Royals dividend payment dates
Lessons Learned from Comparable Situations 14

Goldman
Sachs
3 Key Financial Items for Further Due Diligence
INVESTMENT BANKING DIVISION
Cost Synergies
Tax Synergies
Pro Forma Credit Profile
Financial Reporting
Board participation has likely provided Braves with an initial perspective on potential synergies
That said, investors generally believe that the $400mm public synergies (or 3.2% of Royals revenues) guidance is likely conservative (median synergies as % of sales achieved in precedent tobacco transactions was 4.7% of revenues)
There are a number of areas to review where incremental synergies can potentially be identified
(e.g. SG&A, shared R&D, contract manufacturing, etc.)
Phasing/timing and costs to achieve synergies are also important elements to consider for the overall financial picture We believe there may be significant potential for incremental value creation from tax savings through tax structuring / intercompany debt (Braves consolidated tax rate currently ~25% vs. Royals ~35%)
Braves would likely also realize tax savings of 6.5% on dividend tax currently paid by Braves on dividends received from Royals (approx. $80mm of annual savings)
Refinancing existing Royals debt and replacing with new debt at Braves could also provide additional tax savings Preliminary views from ratings agencies are that the transaction will result in a one to two notch downgrade at Braves (guidance of one notch at S&P and not more than two notches at Moody’s)
Accordingly, Braves appears to have the capacity to increase the cash component of the transaction without jeopardizing its investment grade credit rating
Given current low interest rate environment, Braves is also likely to be capable of financing a meaningful increase in the cash purchase price without significantly impacting accretion Key considerations for converting Royals financial reporting from U.S. GAAP to IFRS need to be evaluated in further detail
Accounting for pension expense and purchase accounting treatment of future MSA payments could be two primary areas of focus (changes to returns estimates relative to discount rate could have
~$100mm+ impact on net income / EPS)
Lessons Learned from Comparable Situations 15

Goldman
Sachs
3 Review of Key Shareholder / Structuring Items
INVESTMENT BANKING DIVISION
Continuous Monitoring of Shareholder Dialogue To Inform Tactics by GS M&A Shareholder Advisory
Detailed Analysis of Shareholder Base
Considerations For Optimal Deal Structure For Royals Shareholders
Investors generally believe that there is a reasonably high likelihood of a deal being signed
— The biggest consideration is the ultimate purchase price
— General consensus (even amongst their own shareholders) that Braves can (and will) improve terms and still deliver a financially and strategically compelling deal to their shareholders
— Views on the size / level of improvement are evolving and need to be monitored real-time
Investors believe a deal can be signed within 6-8 weeks and can be closed within 8 months of signing
— Widely held view in the market that regulatory review process will be straightforward
Despite being listed in different markets, there is shareholder overlap between Royals and Braves
— At the fund-level, common portfolio managers hold ~11% of Royals and ~8% of Braves
— At the parent-level, common institutions hold ~38% of Royals and 50% of Braves
Our preliminary shareholder flow-back analysis indicates there will likely be a substantial amount of selling by U.S. index (and other) funds, which could be largely offset by UK demand
— 18.1% Royals is held by US index funds who will need to sell all the Braves shares issued to them in the merger because of hard mandate restrictions
— However, we expect UK index funds currently tracking Braves will need to acquire 24.6% of the newly issued Braves shares (in order to keep their portfolio balanced with the FTSE 100), largely offsetting the US index supply
— It will be important to understand when the FTSE is likely to update their indices (relative to the merger closing / share issuance), as that will determine the extent to which these forced buy / sell flows will likely offset, and therefore the amount of stock price dislocation that could result Pro Forma Braves would likely be attractive to its investors primarily because of its anticipated high profit margin and total shareholder return Some Royals shareholders may be taxed differently depending on if consideration is cash or stock
— Cash / Stock Election could be used to help mitigate this concern
Timing of dividends in relation to transaction close (Royals quarterly, Braves interim plus final) Potential impact of transaction structure on appraisal rights
Tactics and Execution 16

Goldman
Sachs
INVESTMENT BANKING DIVISION
Appendix A: Precedent Squeeze-out Analysis

Selected Precedent Squeeze Outs Since 2005 (1/3)

INVESTMENT BANKING DIVISION

Includes US Targets; >$1bn Transaction Value; Acquiror Ownership of Target >15% and <50% Prior to Transaction

Target	Acquiror	Acq. % Ownership of Target Prior to Transaction	Date Initial Offer Announced	Deal Value ($mm)	Timeline (Dashes = Months)	Initial / Final Premium to 1 Day	Value (Consideration) Progression	Total % Increase in Offer
Talen Energy Corp[1]	Riverstone Holdings LLC	35.0 %	06/03/2016	$ 4,293		17.3 % / 17.3 %	$14.00 (100/0)	-
Rouse Properties	Brookfield Asset Management	31.5	1/19/2016	2,378		26.0 / 35.3	$17.00 (100/0) → $18.25 (100/0)	7.4
Northern Tier Energy LP	Western Refining	38.4	10/26/2015	1,782		14.0 / 16.9	$27.62 (63/37) → $28.34 (53/47)	2.6
GrafTech International[2]	Brookfield Asset Management	21.9	04/29/2015	1,054		13.1 / 14.3	$5.00 (100/0) → $5.05 (100/0)	1.0
Dole Food Co.	David H Murdock *Chairman, CEO*	37.6	06/11/2013	1,018		17.6 / 32.4	$12.00 (100/0) → $13.50 (100/0)	12.5
Jefferies Group	Leucadia National	28.6	11/12/2012	2,561		23.8 / 23.8	$21.38 (0/100)	-
M&F Worldwide	MacAndrews & Forbes Holdings	42.7	06/13/2011	2,289		41.5 / 47.4	$24.00 (100/0) → $25.00 (100/0)	4.2
Mediacom Communications	Rocco Commisso *Founder, CEO, Chairman*	38.9	06/01/2010	3,613		12.6 / 64.2	$6.00 (100/0) → $8.75 (100/0)	45.8
Burlington Northern Santa Fe	Berkshire Hathaway	23.0	11/03/2009	35,948		31.5 / 31.5	$100.00 (60/40)	-
Pepsi Bottling Group	PepsiCo	29.2	04/20/2009	4,279		17.1 / 44.8	$29.50 (50/50) → $36.50 (50/50)	23.7


3M
6M
9M

Source: Public filings, DealPoint ● Initial Offer Announcement ● First Price Increase ● Second Price Increase ● Final Merger Agreement Announced ● Close of Transaction

Note: (1) Transactions listed by order of initial offer date. (2) Parentheses in price progression represents % cash / % stock breakdown. (3) M represents merger and T represents tender offer.

[1] Transaction is expected to close by end of the year 2016.

[2] Tender offer opened 26-May-2015 and expired 7-July-2015.

Precedent Squeeze-out Analysis 18

Goldman Sachs

Selected Precedent Squeeze Outs Since 2005 (2/3)

INVESTMENT BANKING DIVISION

Includes US Targets; >$1bn Transaction Value; Acquiror Ownership of Target >15% and <50% Prior to Transaction

Target	Acquiror	Acq. % Ownership of Target Prior to Transaction	Date Initial Offer Announced	Deal Value ($mm)	Timeline (Dashes = Months)	Initial / Final Premium to 1 Day	Value (Consideration) Progression	Total % Increase in Offer
PepsiAmericas	PepsiCo	42.5 %	04/20/2009	$10,758		17.1 % / 43.4 %	$23.27 (50/50) → $28.50 (50/50)	22.5 %
Sovereign Bancorp	Banco Santander	24.3	10/13/2008	1,910		3.5 / 3.5	$3.81 (0/100)	-
ASE Test	ASE Group	36.0	09/04/2007	1,200		25.6 / 25.6	$14.78 (100/0)	-
Pacific Energy Partners	Plains All American Pipeline	24.5	06/12/2006	1,615		10.6 / 10.6	$17.75 (0/100)	-
Trizec Properties	Brookfield Properties Corp. / Blackstone Group	37.1	06/05/2006	4,747		17.9 / 17.9	$29.01 (100/0)	-
William Lyon Homes	General William Lyon	46.7	03/17/2006	1,221		22.9 / 44.0	$93.00 (100/0) → $100.00 (100/0) → $109.00 (100/0)	17.2
Lafarge North America[1]	Lafarge SA	48.9	02/06/2006	3,227		16.7 / 33.1	$75.00 (100/0) → $82.00 (100/0) → $85.50 (100/0)	14.0
Nextel Partners	Sprint Nextel Corp	29.2	10/24/2005	7,545		11.7 / 11.7	$28.50 (100/0)	-
Chiron Corp	Novartis AG	42.0	09/01/2005	6,625		9.8 / 31.7	$40.00 (100/0) → $45.00 (100/0) → $48.00 (100/0)	20.0
Average:	**Average Offer Price Bumps: 1**		**Average Time to First Price Bump: ~3M**		**Average Time to Close: ~7M**	**Average Premium: 18.4 % / 28.9 %**		**~9.0 %**



M
T
3M
6M
9M

Initial Offer Announcement · First Price Increase · Second Price Increase · Final Merger Agreement Announced · Close of Transaction

Source: Public filings, DealPoint

Note: (1) Transactions listed by order of initial offer date. (2) Parentheses in price progression represents % cash / % stock breakdown. (3) M represents merger and T represents tender offer.

[1] Tender offer expired on 12-May-2006.

Precedent Squeeze-out Analysis 19

Goldman Sachs

INVESTMENT BANKING DIVISION

Selected Precedent Squeeze Outs Since 2005 (3/3)

Includes US Targets; >$1bn Transaction Value; Acquiror Ownership of Target >50% Prior to Transaction

Target	Acquiror	Acq. % Ownership of Target Prior to Transaction	Date Initial Offer Announced	Deal Value ($mm)	Initial / Final Premium to 1 Day Prior	Value (Consideration) Progression	Total % Increase in Offer
Clearwire Corp	Sprint Nextel Corp	50.4 %	12/17/2012	$ 3,330	8.3% / 108.3%	$2.60 (100/0) → $2.97 (100/0) → $3.40 (100/0) → $5.00 (100/0)	92.3 %
Gerdau Ameristeel	Gerdau Steel North America Inc	66.3	06/02/2010	1,607	52.6 / 52.6	$11.00 (100/0)	-
Odyssey Re Holdings Corp	Fairfax Financial Holdings Ltd	72.6	09/08/2009	1,050	19.5 / 29.4	$60.00 (100/0) → $65.00 (100/0)	8.3
UnionBanCal Corp	Bank of Tokyo-Mitsubishi UFJ	65.4	08/12/2008	3,707	8.3 / 26.3	$63.00 (100/0) → $73.50 (100/0)	16.7
Genentech	Roche Holding AG	55.9	07/21/2008	46,695	8.8 / 16.1	$89.00 (100/0) → $86.50 (100/0) → $93.00 (100/0) → $95.00 (100/0)	6.7
Nationwide Financial Services	Nationwide Mutual Insurance Co	66.5	03/10/2008	2,450	24.4 / 37.8	$47.20 (100/0) → $52.25 (100/0)	10.7
TD Banknorth	Toronto-Dominion Bank	57.0	11/20/2006	3,232	6.5 / 6.5	$32.33 (100/0)	-
7-Eleven	IYG Holding Co	72.7	09/01/2005	1,301	14.7 / 32.3	$32.50 (100/0) → $37.50 (100/0)	15.4
UGC Holdings	Liberty Media	54.0	1/17/2005	3,618	3.5 / 3.5	$9.58 (20/80)	-
Fox Entertainment	News Corp	82.0	1/10/2005	7,054	7.4 / 9.8	$33.54 (0/100) → $34.27 (0/100)	2.2
Average:	**Average Offer Price Bumps: 1**		**Average Time to First Price Bump: ~3M**		**Average Time to Close: ~5M**	**Average Premium: 15.4 % / 32.3 %**	**~15.2 %**

Timeline (Dashes = Months)



M
T
3M
6M
9M

● Initial Offer Announcement ● First Price Increase ● Second Price Increase ● Third Price Increase ● Final Merger Agreement Annc. ● Close of Transaction

Source: Public filings, DealPoint

Note: (1) Transactions listed by order of initial offer date. (2) Parentheses in price progression represents % cash / % stock breakdown. (3) M represents merger and T represents tender offer.

Precedent Squeeze-out Analysis 20

Goldman
Sachs
INVESTMENT BANKING DIVISION
Appendix B: Shareholder Considerations

Goldman Sachs

INVESTMENT BANKING DIVISION

Despite US vs. UK Listings, There is Substantial Shareholder Overlap at the Firm Level…

Top 25 Institutional Investors

Royals

Retail & Undisclosed: 13%
Insiders: 42% (Braves)
Institutional: 45%

Braves

Retail & Undisclosed: 37%
Insiders: 5%
Institutional: 58%

Royals Top 25 Institutional Level Investors

Fund	Style	AUM ($bn)	Most Recent %OS Royals	Most Recent %OS Braves
Braves	Strategic	$ 43.0	42.2 %	
The Vanguard Group, Inc.	Passive	2,194.9	4.4	2.1
Capital World Investors	Active	582.7	3.0	5.0
INVESCO Asset Management Limited	Active	64.8	2.5	1.3
BlackRock Institutional Trust Company, N.A.	Passive	1,543.2	2.2	7.1
State Street Global Advisors (US)	Passive	964.1	2.2	0.4
Fidelity Management & Research Company	Active	843.9	2.1	0.4
Capital Research Global Investors	Active	443.2	1.6	1.4
Morgan Stanley Investment Management Ltd. (UK)	Active	28.4	1.1	0.9
Newton Investment Management Ltd.	Active	51.4	1.0	0.6
JP Morgan Asset Management	Active	302.8	0.9	0.1
Franklin Mutual Advisers, LLC	Active	53.9	0.7	0.6
Woodford Investment Management LLP	Active	19.1	0.7	1.1
Evercore Trust Company, N.A.	Active	31.2	0.6	
INTECH Investment Management LLC	GARP	40.2	0.6	0.0
Federated Equity Management Company of Pennsylvania	Other	18.5	0.6	0.0
Managed Account Advisors LLC	Specialty	141.8	0.5	
Bank of America Merrill Lynch (US)	Broker Dealer	239.8	0.5	
TIAA Global Asset Management	Pension	260.2	0.5	0.4
Geode Capital Management, L.L.C.	Passive	206.1	0.4	0.1
Pioneer Investment Management, Inc.	Active	28.2	0.4	0.0
Barrow, Hanley, Mewhinney & Strauss, LLC	Active	75.2	0.4	0.0
Northern Trust Investments, Inc.	Passive	200.1	0.4	0.2
Epoch Investment Partners, Inc.	Active	33.5	0.4	0.1
Eaton Vance Management	Active	37.8	0.4	
Top 25 Institutional Royals Holders			**70.6 %**	
Overlap in Top 25 Royals Holders			**26.3**	**22.2**
Total Overlap			**38.1**	**49.7**

Braves Top 25 Institutional Level Investors

Fund	Style	AUM ($bn)	Most Recent %OS Braves	Most Recent %OS Royals
BlackRock Institutional Trust Company, N.A.	Passive	$ 1,543.2	7.1 %	2.2 %
Capital World Investors	Active	582.7	5.0	3.0
Reinet Investments SCA	Strategic	4.2	4.1	
Credit Suisse Private Banking (Switzerland)	Active	5.8	3.8	
Legal & General Investment Management Ltd.	Passive	184.4	2.7	0.3
The Vanguard Group, Inc.	Passive	2,194.9	2.1	4.4
UBS Asset Management (Switzerland)	Active	132.4	1.5	0.1
M & G Investment Management Ltd.	Active	69.0	1.4	0.0
Capital Research Global Investors	Active	443.2	1.4	1.6
INVESCO Asset Management Limited	Active	64.8	1.3	2.5
Aberdeen Asset Investments Limited	Active	74.8	1.2	0.0
State Street Global Advisors (UK) Ltd.	Passive	75.3	1.2	0.0
Cedar Rock Capital Ltd.	Active	7.8	1.1	
Woodford Investment Management LLP	Active	19.1	1.1	0.7
Aviva Investors Global Services Limited	Active	42.4	0.9	0.0
Morgan Stanley Investment Management Ltd. (UK)	Active	28.4	0.9	1.1
MFS Investment Management	Active	292.5	0.9	0.3
Schweizerische Nationalbank	Passive	70.8	0.8	0.2
Allan Gray Proprietary Limited	Active	13.7	0.8	
Capital International Investors	Active	95.7	0.7	0.2
JPMorgan Asset Management U.K. Limited	Active	100.7	0.7	0.0
BlackRock Investment Management (UK) Ltd.	Active	227.6	0.7	0.3
Franklin Mutual Advisers, LLC	Active	53.9	0.6	0.7
Vontobel Asset Management, Inc.	Active	27.7	0.6	0.4
Newton Investment Management Ltd.	Active	51.4	0.6	1.0
Top 25 Institutional Braves Holders			**43.4 %**	
Overlap in Top 25 Braves Holders			**33.5**	**19.0**
Total Overlap			**49.7**	**38.1**

Source: Thomson; latest shareholder data reflects most recent 13F filings as of Q2 '16 and subsequent 13D / 13G filings
Note: Highlighted funds represent investors which hold both Royals and Braves.

Shareholder Considerations

22

Goldman Sachs
INVESTMENT BANKING DIVISION

… And Moderate Overlap at the Fund Level

Top 25 Active Mutual and Hedge Funds

Royals Top 25 Active Fund Level Investors

Fund	Style	AUM ($bn)	Most Recent %OS Royals	Most Recent %OS Braves
American Funds Income Fund of America	Income	$ 67	1.5 %	0.6 %
American Funds Capital Income Builder	Income	80	1.2	1.0
American Funds Fundamental Investors Fund, Inc.	Value	70	1.0	0.3
American Funds Capital World Growth & Income Fund	Income	73	0.6	0.4
Federated Strategic Value Dividend Fund	Value	14	0.6	
Morgan Stanley Global Brands Fund	Income	7	0.5	0.5
American Funds American Balanced Fund	Income	52	0.4	0.0
Morgan Stanley Global Brands Equity Income	Other	6	0.4	0.4
Newton Global Income Fund	Other	7	0.4	0.1
American Funds Investment Company of America	Value	68	0.4	
JPMorgan Large Cap Growth Fund	Growth	14	0.4	
Franklin Mutual Series - Franklin Mutual Global Discovery	GARP	19	0.3	0.3
Arrowstreet Capital, Limited Partnership	Hedge Fund	32	0.3	0.1
Vanguard Selected Value Fund	GARP	8	0.3	
CF Woodford Equity Income Fund	Other	10	0.3	0.6
Fidelity Puritan Fund	Value	16	0.3	
Newton Real Return	Specialty	10	0.2	0.1
Franklin Mutual Series - Franklin Mutual Shares Fund	Value	12	0.2	0.3
Fidelity Select Consumer Staples Portfolio	Sector Specific	3	0.2	
CREF Stock Account	Growth	109	0.2	0.3
Fidelity Series International Growth Fund	Growth	13	0.2	
St. James's Place UK High Income Unit Trust	Specialty	3	0.2	0.2
BlackRock Equity Dividend Fund	Income	22	0.2	
Fidelity Blue Chip Growth Fund	Growth	19	0.2	
Pioneer Fundamental Growth Fund	Growth	4	0.2	
Top 25 Active Royals Holders			**10.5 %**	
Overlap in Top 25 Active Royals Holders			**7.3**	**5.1**
Total Overlap			**10.5**	**8.1**

Braves Top 25 Active Fund Level Investors

Fund	Style	AUM ($bn)	Most Recent %OS Braves	Most Recent %OS Royals
American Funds EuroPacific Growth Fund	Growth	$ 112	1.7 %	
American Funds Capital Income Builder	Income	80	1.0	1.2
American Funds New Perspective Fund	Growth	55	0.7	
CF Woodford Equity Income Fund	Other	10	0.6	0.3
American Funds Income Fund of America	Income	67	0.6	1.5
Allan Gray Balanced Fund	Value	5	0.5	
M&G Global Dividend Fund	Value	8	0.5	
Morgan Stanley Global Brands Fund	Income	7	0.5	0.5
Morgan Stanley Global Brands Equity Income	Other	6	0.4	0.4
Virtus Emerging Markets Opportunities Fund	International	7	0.4	
MFS International Value Fund	Value	25	0.4	
American Funds Capital World Growth & Income Fund	Income	73	0.4	0.6
American Funds Fundamental Investors Fund, Inc.	Value	70	0.3	1.0
Franklin Mutual Series - Franklin Mutual Global Discovery	GARP	19	0.3	0.3
Fidelity Funds Sicav European Growth Fund	Growth	8	0.3	
DWS Top Dividende	Income	15	0.3	
Vanguard Wellesley Income Fund	Income	17	0.3	
Vontobel Fund - Emerging Markets Equity	International	4	0.3	
Franklin Mutual Series - Franklin Mutual Shares Fund	Value	12	0.3	0.2
CREF Stock Account	Growth	109	0.3	0.2
First Eagle Global Fund	Value	37	0.3	
Allianz European Equity Dividend	Value	5	0.2	
Allianz Europe Equity Growth	Other	8	0.2	
American Funds International Growth and Income Fund	Income	9	0.2	
Artisan International Fund	GARP	15	0.2	
Top 25 Active Braves Holders			**11.2 %**	
Overlap in Top 25 Active Braves Holders			**4.6**	**6.2**
Total Overlap			**8.1**	**10.5**

Source: Thomson; latest shareholder data reflects most recent 13F filings as of Q2 '16 and subsequent 13D / 13G filings
Note: Highlighted funds represent investors which hold both Royals and Braves.

Shareholder Considerations
23

Goldman
Sachs
Cash / Stock Election Considerations
Overview
INVESTMENT BANKING DIVISION
Acquirers delivering a mix of cash and stock to target shareholders as merger consideration sometimes allow target shareholders to elect entirely for one form of consideration
— Elections are typically offered to allow tax-sensitive shareholders of the target company to elect for all-stock, thereby avoiding a taxable event
— ~25% of stock deals >$5bn in the US since 2007 have offered elections
Elections can be structured such that the acquirer can limit the maximum cash and / or stock issued to the target
— This ensures the desired amount of cash and stock is used to fund the deal (e.g., a traditional fixed ratio merger), regardless of the elections made by target shareholders
— Acquirers use limits for many reasons, including (i) the avoidance of an acquirer shareholder vote, (ii) having certainty over new financing to be secured / credit ratings, and (iii) ensuring their merger is recognized as a “reorganization” under 368(a) of the Internal Revenue Code If elections for one form of consideration exceed the limit, those shareholders are cut-back, typically on a pro-rata basis Elections can broadly structured as either fixed or floating A fixed election fixes (at announcement) the exchange ratio in the stock election and fixes the amount of cash per share in the cash election
— As the acquirer’s stock price fluctuates between announcement and closing, one of the forms of consideration becomes more valuable than the other
— Elections tend to be made based on economic incentive, rather than preferred form of consideration
— Can create an opportunity for hedge funds to earn arbitrage profits
— ~75% of US stock deals >$5bn since 2007 that offered elections structured them as fixed elections
A floating election sets the exchange ratio in the stock election and the amount of cash per share in the cash election shortly before closing
— As the acquirer’s stock price fluctuates between announcement and closing, the value of each form of consideration remains equivalent
— Elections tend to be made based on preferred form of consideration
— Virtually eliminates the opportunity for hedge funds to earn arbitrage profits
— ~25% of US stock deals >$5bn since 2007 that offered elections structured them as fixed elections
Shareholder Considerations 24

Goldman
Sachs
INVESTMENT BANKING DIVISION
Appendix C: Overview of Tobacco Landscape

Goldman Sachs
The Current Global Tobacco Landscape
Largest Listed Tobacco Players
Excludes 42%
$ 177 bn ownership of
Excludes 10% Royals
ownership of ($28bn) &
ABI ($28bn) 30%
ownership of
ITC ($13bn)
Enterprise Value $ 102 bn
$ 91 bn
$ 79 bn $ 78 bn
$ 62 bn
$ 41 bn
Equity Value - Adjusted($bn) $ 150 $ 92 $ 68 $ 67 $ 73 $ 45 $ 43
Financial Statistics Net Debt / 2016E EBITDA 2.3 x 1.0 x 3.1 x 1.9 x 0.7 x 3.7 x (0.8)x
Credit Ratings A/A2 A-/A3 A-/A3 BBB/Baa3 AA-/Aa3 BBB/Baa3 NA/NA
2016E Revenue ($bn) $ 27 $ 19 $ 18 $ 12 $ 21 $ 10 $ 6
Size &
Growth 2016E EBITDA Margin 44.0% 48.3% 39.9% 48.0% 34.0% 46.8% 38.1%
2016-18E Revenue CAGR 5.7% 1.9% 8.4% 2.4% 2.4% 4.6% 10.4%
2017E EV/EBITDA 13.8 x 10.3 x 11.0 x 12.3 x 11.0 x 12.2 x 15.7 x
Valuation 2017E P/E 19.3 x 18.4 x 16.1 x 18.4 x 16.7 x 13.6 x 24.1 x
Dividend Yield 4.4% 3.9% 4.3% 3.9% 6.5% 2.4% 2.7%
Source: Company filings, IBES, Cap IQ, as of 20-Oct-2016
Assumes currency conversion for USD/ GBP of 1.22, USD/ JPY of 0.010, USD/ INR of 0.015.

Goldman
Sachs
Dissecting Braves’ Trading Value Over Time INVESTMENT BANKING DIVISION
Braves Enterprise Value ($bn)1
2011-2015
$ 126.0 $ 132.5 CAGR
$ 106.0 $ 111.8 $ 117.2 $ 118.3 $ 8.0 $ 13.2 4.4%
$ 8.4 $ 9.4
$ 6.1 $ 9.6 $ 8.5 $ 11.3 $ 14.5 $ 27.7 $ 28.4 6.6%
$ 10.0 28.9%
(0.1)%
$89.9 $93.7 $97.6 $94.4 $90.4 $90.9
31-Dec-11 31-Dec-12 31-Dec-13 31-Dec-14 Royals / LO 31-Dec-15 Current
Braves Enterprise Value (£bn) £ 68.2 £ 68.8 £ 70.8 £ 75.9 Transaction £ 85.5 £ 108.2 5.8%
Braves invested
Core Business Royals ITC $4.7bn to retain
42% ownership
stake in Royals
Share Price Performance of Braves Over Time3
200% Performance (%) 3M 6M 1Y Brexit
Royals (9.9)% (3.8)% (1.0)%
Braves 0.1% 12.6% 26.4%
150% Braves Adjusted 0.7% 10.4% 27.0% 46.8%
ITC 0.2% 9.8% 26.4% 37.2%
18.4%
17.8%
Indexed Priced 100%
50%
0%
Jan-2015 Apr-2015 Jul-2015 Oct-2015 Jan-2016 Apr-2016 Jul-2016 Oct-2016
Royals Braves Braves Adjusted1 ITC
Source: Capital IQ, Company Filings as of 20-Oct-2016
1 Currencies converted to USD at historical, FX rate at dates shown.
2 42% stake in Royals and 30% stake in ITC removed from Braves share price.
3 Braves share price in USD, Braves, ITC and Braves Adjusted in GBP.
Overview of Tobacco Landscape 27

Goldman
Sachs
Historical Value of Braves Proposal Over Time
Assumes Fixed $24.13 Cash Per Share | 0.5502 Braves / Royals Exchange Ratio
INVESTMENT BANKING DIVISION
Royals Trading vs. Braves Offer Value Over Time
Average Premium
Q4 2015: 20.4%
Q1 2016: 11.0%
Q2 2016: 14.2%
Q3 2016: 17.7%
Last 1 Year: 15.9%
$70 30%
Brexit
$60 25%
$56.50
$50 $47.17
20%
Stock Price 19.8%
$40 um
15% Premium
$30
10% Offer
$20
$10 5%
$-   0%
Oct-2015 Dec-2015 Jan-2016 Mar-2016 Apr-2016 Jun-2016 Jul-2016 Aug-2016 Oct-2016
Share Price Performance Since 2015
Brexit
70 1.8 x
$ 61.85
60 $ 58.84
Stock Price (GBP / USD) 1.6 x

£ 48.03 GBP
40 /
1.4 x
30 USD
20 1.23 x
1.2 x
10
-   1.0 x
Oct-2015 Dec-2015 Jan-2016 Mar-2016 Apr-2016 Jun-2016 Jul-2016 Aug-2016 Oct-2016
Royals Value of Current Braves Offer Offer Premium Braves (£) Braves ($) USD / GBP Altria
Source: CapIQ as of 20-Oct-2016
Overview of Tobacco Landscape 28

INVESTMENT BANKING DIVISION

Royals Research Analyst Views

Reflects Price Targets Set Before Announcement of Braves Offer ($ per share)


Hold 25%
Buy 75%

Broker	Date of Last Research	Price Target	Recomendation	Valuation Methodology
Jefferies	21-Sep-16	$ 61.00	Buy	10 Yr. DCF Valuation (No assumptions listed)
Citi	24-Oct-16	$ 57.00	Buy	Based on a ~20.5x 2017E P/E
Cowen	23-Oct-16	$ 57.00	Buy	Based on a ~22.0x 2017E P/E
Wells Fargo	21-Oct-16	$ 55.00	Buy	Based on a ~21.5x 2017E P/E
RBC	21-Oct-16	$ 54.00	Buy	DCF Valuation: WACC: 6.8%, Terminal Growth Rate: 1.5%
Goldman Sachs[1]	20-Oct-16	$ 53.00	Hold	Based on a ~19.5x forward 12-24 month P/E and a ~12.4x forward 12-24 month EV/EBITDA
Barclays	21-Oct-16	$ 52.00	Buy	Based on a ~20.8x 2017E P/E
UBS	19-Oct-16	$ 52.00	Hold	DCF Valuation: WACC: 7.1%, Terminal Growth Rate: 0.0%
Morgan Stanley	21-Oct-16	$ 52.00	Hold	Based on a ~13.0x 2017E EBITDA and ~20.0x P/E
Median		**$ 54.00**		

Source: Wall Street research, IBES based only on reports available to GS
[1] Goldman Sachs suspended their coverage on 21-Oct-2016.

Overview of Tobacco Landscape 29

Goldman Sachs
INVESTMENT BANKING DIVISION

Precedent Tobacco Transactions

(2005 – 2015)

Date Announced	Acquirer	Target	Deal Size[1] ($bn)	Deal Size[1] (Local Curency bn)	Acquirer Cost of Financing[2]	Cash / Stock Mix	EV / LTM EBITDA[1]
Jun-2015	BAT	TDR	$ 0.6	€ 1	1.0 %	100% Cash	12.5 x
Mar-2015	BAT	Souza Cruz	9.8	BRZ 40,251	3.0 %	100% Cash	15.2
Jul-2014	Reynolds American	Lorillard	27.6	$ 28	4.4 %	74% Cash / 26% Stock	12.8
May-2012	JTI	Gryson	0.6	€ 0.5	1.5 %	100% Cash	16.4
May-2011	BAT	Protabaco	0.5	$ 0.5	0.4 %	100% Cash	11.3
Jun-2009	BAT	PT Bentoel Internasional	0.7	IDR 7,455	6.0 %	100% Cash	14.0
Sep-2008	Altria	UST	11.7	$ 12	9.3 %	100% Cash	12.0
Feb-2008	BAT	Tekel	1.7	2	6.0 %	100% Cash	11.4
Oct-2007	Altria	John Middleton	2.9	3	5.5 %	100% Cash	15.9
Jul-2007	Imperial Tobacco	Altadis	21.0	15	7.5 %	100% Cash	13.2
Feb-2007	Imperial Tobacco	Commonwealth Brands	1.9	$ 2	6.5 %	100% Cash	10.9
Dec-2006	Japan Tobacco	Gallaher	18.5	€ 9	4.0 %	100% Cash	12.2
Proposed Transaction			**$ 92.0**		**5.0 %**	**43% Cash / 57 % Stock**	**14.5 x[3]**
		High	**$ 27.6**				**16.4 x**
		Low	**0.5**				**10.9**
		Median	**2.4**				**12.6**
		Mean	**8.1**				**13.2**

Source: Press releases, company filings, Cap IQ
Note: Multiples for the Japan / Gryson and Altria / John Middleton are based on EBIT.
[1] Values sourced from CapIQ.
[2] Represents estimated cost of debt to finance the transaction, sourced from mix of Company filings, press releases and Bloomberg.
[3] Includes run-rate Lorillard synergies of $613mm (based on management's stated $300mm run-rate synergies after Q2 2016 and $800mm from Q4 2016 onwards).

Overview of Tobacco Landscape
30

Goldman
Sachs
Analysis of Synergies in Precedent Transactions
INVESTMENT BANKING DIVISION
Announced Synergies Precedent Tobacco Transactions
15.6%
13.7%
Estimated 12.0%
synergies of
$400mm = 3.2%
of Royals’ sales
7.0%
4.6 % Median: 4.7% 4.7%
2.4% 2.5%
0.9%
Imperial / BAT / RJR / JT / Reynolds / Imperial / BAT / BAT / Reynolds /
Reemtsma ETI Brown& (2006) Conwood Altadis Skandinavisk Tekel Lorrilard
(Mar-2002) Jul-2003) Williamson Gallaher (Apr-2006) (Mar-2007) (Feb-2008)1 (Feb-2008)¹ (Jul-2014)
(Oct-2003)1
Breakdown of Announced Synergies in Precedent Transactions
IMT / Reemtsma
Production & Purchasing 21%
Sales and Marketing 47%
Corporate and Regional 32%
IMT / Altadis Corporate and
Regional Production & 28% Purchasing
40% Sales and
Marketing 33%
InBev / Anheuser Busch Best
Practice
Sharing
20% Corporate and
Regional
35%
Process and
Engineering
20%
Brewery and
Distribution
Efficiencies
25%
AB InBev / SAB Miller
Other
38% COGS &
G&A
48%
China
4%
Overhead
10%
Transaction Value ($bn) $5.1 $2.5 $6.2 $19.1 $3.5 $24.4 $4.1 $1.7 $28.4
Source: SDC, Press Releases and Public Filings Note: Date indicates announcement of transaction.
1 Do not have sales data so assumes EBITDA margin of 34.6%.
Overview of Tobacco Landscape 31

Goldman Sachs

Common Stock Comparison

US and International Tobacco Peers

($ in millions)

INVESTMENT BANKING DIVISION

Company	Closing Price 20-Oct-2016	% of 52 Week High	Adjusted Equity Market Cap (1)	Adjusted Enterprise Value (1)	Enterprise Value Multiples (2) EBITDA 2016	2017	2018	Calendarized P/E Multiples (2) 2017	2018	5-Year EPS CAGR (2)	2017 PE/5-Year EPS CAGR	Dividend Yield
Royals	$ 47.17	87 %	$ 67,464	$ 78,684	13.2 x	12.3 x	11.6 x	18.4 x	17.0 x	11.4 %	1.6 %	3.9 %
Braves (3)	£ 48.03	94 %	$ 68,357	$ 90,925	12.4 x	11.0 x	10.4 x	16.1 x	14.9 x	12.0 %	1.3 %	4.3 %
Selelcted Comparable Companies												
Philip Morris (4)	$ 95.57	92 %	$ 150,004	$ 177,032	15.1 x	13.8 x	12.7 x	19.3 x	17.4 x	7.7 %	2.5 %	4.4 %
Altria (5)	61.85	88	92,985	102,148	10.9	10.3	9.9	18.4	17.0	8.4	2.2	3.9
Japan Tobacco (6)	¥ 3,931.00	81	72,969	78,193	11.1	11.0	10.6	16.7	15.2	(0.7)	NM	6.5
Imperial Brands	£ 38.62	93	44,885	62,195	13.3	12.2	11.8	13.6	12.9	10.9	1.2	2.4
ITC Limited (7)	INR 239.35	90	43,402	41,417	17.4	15.7	14.0	24.1	21.7	18.5	1.3	2.7
Mean		89 %	$ 80,849	$ 92,197	13.6 x	12.6 x	11.8 x	18.4 x	16.8 x	9.0 %	1.8 %	4.0 %
Median		90	72,969	78,193	13.3	12.2	11.8	18.4	17.0	8.4	1.7	3.9

(1) Source: Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding.
(2) Sources: LTM numbers are based on latest publicly available financial statements. Projected revenues, EBITDA, EBIT, and EPS are based on IBES median estimates and/or other Wall Street research. All research estimates have been calendarized to December year end.
(3) EV adjusted for for equity investments of 42% in Royals and 30% in ITC Ltd.
(4) Pro Forma adjusted for equity investments of 20% in Megapolis Distribution BV and 49% in EITA
(5) Enterprise Value adjusted for 10.2% ownership in ABI+SAB and $3.0bn post-tax cash dollars received from the acquisition after additional share repurchases.
(6) Adjusted for market value of investments in associates and minorities.
(7) Adjusted for 45.8% stake in Gujarat Hotels and 49.0% stake in International Travel House.

Overview of Tobacco Landscape 32